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                                                                      Exhibit 13

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the captions "Accumulation unit values" and "Independent Auditors" in the Post-Effective Amendment No. 54 to the Registration Statement (Form N-3 No. 2-26342) and related Prospectus and Statement of Additional Information appearing therein and pertaining to Lincoln National Variable Annuity Fund A (Individual) and to the use therein of our reports dated (a) February 6, 2004, with respect to the consolidated financial statements of The Lincoln National Life Insurance Company, and (b) March 1, 2004, with respect to the financial statements of Lincoln National Variable Annuity Fund A.

                                                           /s/ Ernst & Young LLP

Fort Wayne, Indiana
April 12, 2004